Exhibit 99.1

                                        COMPANY CONTACT:
                                        Steve P. Loomis, Chief Financial Officer sloomis@cardiodynamics.com
                                        800-778-4825, Ext. 1015

                   CardioDynamics Board of Directors Proposes
                     Reverse Split 1:7 of Company's Shares

        Split Intended to Maintain Nasdaq Listing and Attract Additional
                 Investors as Company Enters Next Growth Phase

      SAN DIEGO, March 12 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq:
CDIC), the innovator and leader of BioZ(R) impedance cardiography (ICG) technology, today announced that its Board of Directors has approved a resolution proposing a reverse split of 1 for 7 shares of the Company's common stock. The proposed reverse split is expected to become effective, subject to shareholder approval, shortly after the Company's May 8, 2008, Annual Shareholders Meeting.

      In the reverse split, each seven (7) shares of CardioDynamics common stock issued and outstanding will be combined into one (1) share of common stock, which initially should have the effect of proportionately increasing the stock price. Following the reverse split, the total number of shares outstanding will be reduced to approximately 7.2 million shares. Additionally, the reverse split will affect all shares of CardioDynamics common stock proportionally, including its Convertible Notes and outstanding stock options.

      Michael K. Perry, CardioDynamics Chief Executive Officer, stated, "Recently, a number of our largest shareholders have expressed overwhelming support to affect a reverse split to maintain our Nasdaq listing and attract a greater level of interest among investors and analysts. We also believe the reverse split comes at an excellent time and is complementary with the positive turnaround occurring in our business. Not only do we think the capital structure, post-reverse split, will be more attractive to potential investors, but our recent four consecutive quarters of revenue growth, international sales momentum, continued growth plan for 2008, and intense focus on achieving positive operating cash flow by the fourth quarter of 2008, should all be positive catalysts for new investors."

      In November, 2007, the Company transferred to the Nasdaq Capital Market and has until April 14, 2008, to maintain a minimum bid price of $1.00 per share for 10 or more consecutive days in order to meet the continued listing requirements. The Company anticipates receiving a notice of noncompliance in April, 2008, and if so, will request a hearing with Nasdaq to present its plan to achieve compliance which will include the intention to seek prompt shareholder approval of the reverse stock split.


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      About CardioDynamics:

      CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ(R) Impedance Cardiography
(ICG). The Company develops, manufactures and markets noninvasive BioZ(R) ICG products. The Company's BioZ(R) ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems, and Mindray. For additional information, please refer to the company's Web site at http://www.cdic.com.

      Forward-Looking (Safe Harbor) Statement:

      Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential Nasdaq listing compliance, future growth and positive cash flow beliefs, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ(R) product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2007 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.